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Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 has been prepared to illustrate the effect of the expected costs of $1.2 million to be incurred in connection with this offering and to be paid in cash by the Company, as if this offering occurred as of December 31, 2005.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 has been prepared to illustrate the effect of (a) the refinancing of substantially all of the Company's long-term debt during the first quarter of 2005 (the "Refinancing"), (b) the December 29, 2005 conversion of the remaining 70,729 shares of Series A mandatorily redeemable convertible preferred stock into approximately 23.6 million shares of common stock ("the Conversion") and (c) the conversion in August 2005 by the holders thereof of 30,355 shares of Series A and 47,125 shares of Series B mandatorily redeemable convertible preferred stock into an aggregate of 13.2 million shares of common stock (the "Equity Offering"), as if each of these transactions occurred as of January 1, 2005. There is no tax impact on the pro forma adjustments due to limitations on the Company's ability to realize tax benefits in the U.S. for the periods presented, and due to the requirement under U.S. generally accepted accounting principles to establish or release, a non-cash valuation allowance attributable to currently generated U.S. net operating income (losses) until such time as the U.S. operations generate income in the future years to utilize the net operating losses in full.

        The following unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus and the consolidated financial statements of Hexcel and the notes thereto incorporated by reference in this prospectus. The unaudited pro forma financial information does not purport to represent the results of operations or financial condition that would have been reported had the events assumed therein occurred on the dates indicated, nor does it purport to be indicative of results of operations that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2005
(In millions)

	Historical	Adjustments			Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$21.0		$(1.2	)(a)	$19.8
Accounts receivable, net	155.9				155.9
Inventories, net	150.4				150.4
Prepaid expenses and other current assets	43.0				43.0

Total current assets	370.3		(1.2)		369.1
Property, Plant, and Equipment	726.0				726.0
Less Accumulated Depreciation	(440.8)				(440.8)

Net Property, Plant, and Equipment	285.2				285.2
Goodwill	74.7				74.7
Investments in affiliated companies	14.3				14.3
Deferred tax assets	107.8				107.8
Other assets	28.3				28.3

Total assets	$880.6		$(1.2)		$879.4

Liabilities and Stockholders Equity (Deficit)
Current liabilities:
Notes payable and current maturities of capital lease obligations	$3.0	$			$3.0
Accounts payable	94.5				94.5
Accrued liabilities	98.3				98.3

Total current liabilities	195.8				195.8
Long-term notes payable and capital lease obligations	416.8				416.8
Other non-current liabilities	57.3				57.3

Total liabilities	669.9				669.9
Stockholders' equity (deficit)
Preferred stock, no par value, 20.0 shares authorized, no shares issued or outstanding	—				—
Common stock, $0.01 par value, 200.0 shares of stock authorized, and 94.1 shares of stock issued and outstanding	0.9				0.9
Additional paid in capital	455.0				455.0
Accumulated deficit	(222.5)		(1.2	)(a)	(223.7)
Accumulated other comprehensive income (loss)	(7.3)				(7.3)

	226.1		(1.2)		224.9
Less: Treasury stock, at cost, 1.5 shares	(15.4)				(15.4)

Total stockholders' equity (deficit)	210.7		(1.2)		209.5

Total liabilities and stockholders equity (deficit)	$880.6		$(1.2)		$879.4

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes:

  (a)
  The Company expects to incur costs of $1.2 million in connection with this offering, to be paid in cash by the Company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2005
(In millions)

	Historical	Refinancing Adjustments (a)(b)	Pro Forma For Refinancing	Conversion of Preferred Stock Adjustments (c)(d)	Pro Forma Consolidated
Net Sales	$1,161.4		$1,161.4		$1,161.4
Cost of Sales	907.2		907.2		907.2

Gross Margin	254.2		254.2		254.2
Selling, general and administrative expenses	106.6		106.6		106.6
Research and technology expenses	25.4		25.4		25.4
Business consolidation and restructuring expenses	2.9		2.9		2.9
Other expense, net	15.1		15.1		15.1

Operating income	104.2		104.2		104.2
Interest expense	33.9	(4.5)	29.4		29.4
Non-operating expense	40.9		40.9		40.9

Income before income taxes	29.4	4.5	33.9		33.9
Provision (benefit) for income taxes	(108.3)		(108.3)		(108.3)

Income before equity in earnings	137.7	4.5	142.2		142.2
Equity in earnings of affiliated companies	3.6		3.6		3.6

Net Income	141.3	4.5	145.8		145.8
Deemed preferred dividends and accretion	(30.8)		(30.8)	1.9	(23.2)
				5.7

Net Income available to common shareholders	$110.5	$4.5	$115.0	$7.6	$122.6

Net Income per common share
Basic	$1.84	$0.08	$1.92	$(0.61)	$1.31
Diluted	$1.51	$0.05	$1.56	$(0.25)	$1.31
Weighted-average common shares outstanding
Basic	60.0		60.0	33.7	93.7
Diluted	93.7		93.7	—	93.7

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Refinancing Adjustments

(a)
During the first quarter of 2005, the Company completed the Refinancing. The net interest expense adjustment resulting from the Refinancing includes a decrease in interest expense attributable to (i) the redemption of $285.3 million principal amount of 9.75% senior subordinated notes due 2009, (ii) the repurchase of $125.0 million principal amount of 9.875% senior secured notes due 2008, and (iii) the redemption of $19.2 million principal amount of 7% convertible subordinated debentures due 2011 offset by the increase in interest expense attributable to (i) the issuance of $225.0 million aggregate principal amount of 6.75% senior subordinated notes due 2015, and (ii) borrowings of $27.0 million under the revolving credit portion and $225.0 million under the term loan portion of a new $350.0 million senior secured credit facility. The net interest expense adjustment includes the interest expense impact related to the amortization of unamortized deferred financing costs and original issuance discounts, the impact of the cancellation of interest rate swap agreements related to $100.0 million principal amount of the 9.75% senior subordinated notes due 2009, and the impact of banking, commitment and other fees. Details of the net interest expense adjustment follow (in millions):

For the Year Ended December 31, 2005
Decrease in interest expense attributable to the redemption of the 9.75% senior subordinated notes due 2009, the repurchase of the 9.875% senior secured notes due 2008, and the redemption of the 7% convertible subordinated notes due 2011, including amortization of deferred financing costs and original issuance discounts of $0.5 million and banking, commitment and other fees of $0.4 million.	$(8.7)
Increase in interest expense attributable to the issuance of the 6.75% senior subordinated notes due 2015, and borrowings under the new senior secured credit facility, including amortization of deferred financing costs of $0.2 million and banking, commitment and other fees of $0.3 million.	4.0
Elimination of interest expense benefit resulting from the cancellation of the interest rate swap agreement related to the 9.75% senior subordinated notes due 2009	0.2

Net interest expense adjustment	$(4.5)

(b)
In connection with the redemption of the 9.75% senior subordinated notes due 2009, the repurchase of the 9.875% senior secured notes due 2008, and the redemption of the 7% convertible subordinated notes due 2011, the Company recorded a loss on early retirement of debt of $40.3 million, consisting of tender offer and call premiums on repurchase of $25.2 million, the write-off of unamortized deferred financing costs and original issuance discounts of $10.3 million, transaction costs in connection with the repurchase of $1.2 million, and a loss of $3.6 million related to the cancellation of interest rate swap agreements. The loss on early retirement of debt is included in the historical condensed consolidated statement of operations for the year ended December 31, 2005. The loss on early retirement of debt will not have a continuing impact on the Company.

Conversion of Preferred Stock Adjustments

  Conversion Adjustments

(c)
On March 19, 2003, the Company issued 125,000 shares of Series A and 125,000 shares of Series B mandatorily redeemable convertible preferred stock. As a result of the issuance, the Company recorded a beneficial conversion feature of $23.4 million, a discount of $24.4 million and deferred issuance costs of $5.2 million, all of which were being accreted over the term of the underlying preferred stock. On December 29, 2005 the Conversion took place. All of the Series B mandatorily redeemable convertible preferred stock had been previously converted into shares of common stock in transactions that occurred in December 2004 and August 2005.

  Following guidance in Emerging Issues Task Force Issue No.00-27, "Application of Issue No.98-5 to Certain Convertible Instruments" ("EITF 00-27"), the Company recorded an "accelerated charge" of $13.1 million immediately upon conversion of the 70,729 shares of Series A mandatorily redeemable convertible preferred stock into common stock for an amount equal to the remaining portion of the unaccreted beneficial conversion feature, discount and deferred issuance costs remaining from the March 19, 2003 preferred stock issuance. The accelerated charge is included in the historical condensed consolidated statement of operations for the year ended December 31, 2005. This charge will not have a continuing impact on the Company. The unaudited pro forma condensed consolidated statement of operations reflects an adjustment of $5.7 million for the year ended December 31, 2005 for previously recorded deemed preferred dividends and accretion assuming the Conversion took place as of January 1, 2005. In addition, the Company expects to incur costs of $1.2 million related to this offering, to be paid in cash by the Company, which have not been reflected in the unaudited pro forma condensed consolidated statement of operations as they are not expected to have a continuing impact on the Company. Pro forma net income per common share has been adjusted to reflect the additional weighted-average common shares outstanding as if the Conversion took place on January 1, 2005.

  Equity Offering Adjustments

(d)
In August 2005, certain shareholders of the Company completed a secondary offering of 16.6 million shares of common stock. In connection with the Equity Offering, 30,355 shares of Series A and 47,125 shares of Series B mandatorily redeemable convertible preferred stock were converted into 13.2 million shares of common stock. Following guidance in EITF 00-27, the Company recorded an "accelerated charge" of $10.1 million upon conversion of the mandatorily redeemable convertible preferred shares into common shares equal to a pro rata portion of the unaccreted beneficial conversion feature, discount and deferred issuance costs remaining from the March 19, 2003 preferred stock issuance. The accelerated charge is included in the historical condensed consolidated statement of operations for the year ended December 31, 2005. This charge will not have a continuing impact on the Company. The unaudited pro forma condensed consolidated statement of operations reflects an adjustment of $1.9 million for the year ended December 31, 2005 for previously recorded deemed preferred dividends and accretion assuming the Equity Offering took place as of January 1, 2005. In addition, the Company incurred $1.0 million of transaction costs related to the Equity Offering, which are included in selling, general and administrative expenses in the historical condensed consolidated statement of operations for the year ended December 31, 2005. These transaction costs will not have a continuing impact on the Company. Pro forma net income per common share has been adjusted to reflect the additional weighted-average common shares outstanding as if the Equity Offering took place on January 1, 2005.

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  Exhibit 99.2